                                                                      EXHIBIT 12

StanCorp Financial Group, Inc.
Computation of Ratio of Earnings to Fixed Charges
For the Periods Ending,
(Dollars in millions)

                                                                                                           Three Months
                                                           Years Ended December 31,                       Ended March 31,
                                          ----------------------------------------------------------  ----------------------
                                             1997        1998        1999        2000        2001        2001        2002
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings calculation:

Income from continuing operations
  before income taxes ..................  $     85.2  $     99.4  $    125.1  $    144.8  $    164.5  $     39.7  $     45.2
Plus Total fixed charges (see below)....         1.6         1.8         2.2         4.4         4.3         1.0         1.0
Less capitalized interest ..............         --          --          --          --          --          --          --
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Earnings .............................  $     86.8  $    101.2  $    127.3  $    149.2  $    168.8  $     40.7  $     46.2
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

Fixed charges calculation:

Interest, including capitalized
  interest, on all indebtedness ........  $      --   $      --   $      --   $      1.9  $      1.2  $      0.3  $      0.2
Amortization of debt issuance cost .....         --          --          --          --          --          --          --
That portion of rental expense which
  we believe to be representative of
  an interest factor (1) ...............         1.6         1.8         2.2         2.5         3.1         0.7         0.8
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total Fixed charges ..................  $      1.6  $      1.8  $      2.2  $      4.4  $      4.3  $      1.0  $      1.0
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges .....       54.3x       56.2x       57.9x       33.9x       39.3x       40.7x       46.2x

(1) Interest portion of operating leases is assumed to be 28 percent.